Exhibit 5.1

March 6, 2025

GT Biopharma, Inc.

505 Montgomery Street, 10th Floor

San Francisco, California 94111

Ladies and Gentlemen:

We have acted as counsel to GT Biopharma, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (including all amendments and supplements thereto, the “Registration Statement”), filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) on or about the date hereof. The Company has provided us with a prospectus (the “Prospectus”) which forms part of the Registration Statement. The Registration Statement, including the Prospectus, covers the registration for resale of up to 625,283 shares of common stock, $0.001 par value (the “Common Stock”), of the Company (the “Inducement Warrant Shares”), consisting of (i) up to 302,069 shares of Common Stock, issuable upon the exercise of Series A Inducement Warrants (the “Series A Inducement Warrants”), (ii) up to 302,069 shares of Common Stock issuable upon the exercise of Series B Inducement Warrants (the “Series B Inducement Warrants” and together with the Series A Inducement Warrants, the “Inducement Warrants”), and (iii) up to 21,145 shares of Common Stock issuable upon the exercise of Placement Agent Common Stock Purchase Warrants (the “Inducement Placement Agent Warrants,” and together with the Inducement Warrants, the “2025 Inducement Warrants”). The Inducement Warrants were issued by the Company pursuant to those certain warrant exercise inducement offer letter agreements, dated as of February 25, 2025, by and between the Company and certain holders of existing warrants to purchase the Company’s Common Stock (each an “Inducement Letter” and together, the “Inducement Letters”). The Inducement Placement Agent Warrants were issued by the Company pursuant an engagement agreement, dated February 13, 2025, between the Company and H.C. Wainwright & Co., LLC (the “HCW Engagement Letter”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Inducement Letters, the HCW Engagement Letter, the 2025 Inducement Warrants, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

15260 Ventura Boulevard, 20th Floor * Sherman Oaks, California 91403 office > 818.444.4500 * fax > 818.444.4520	1316 3rd Street Promenade, Suite 107 * Santa Monica, California 90401 office > 310.746.9800 * fax > 310.395.5292

GT Biopharma, Inc. March 6, 2025 Page 2

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to any factual matters, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state law, rule or regulation relating to securities or to the sale or issuance thereof.

With respect to the Inducement Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the 2025 Inducement Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company. Further, we have assumed that the exercise price of the 2025 Inducement Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that upon the valid exercise of the 2025 Inducement Warrants in accordance with their terms, and in accordance with and in the manner described in the Registration Statement and the Prospectus, the Inducement Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which forms part of the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

/s/ Stubbs Alderton & Markiles, LLP

Stubbs Alderton & Markiles, LLP